LETTER TO CLIENTS OF NOMINEE HOLDERS

GLYECO, INC.

40,000,000 Shares of Common Stock

Offered Pursuant to Rights Distributed to Record Stockholders of

 GlyEco, Inc.

[_____], 2017

To Our Clients:

Enclosed for your consideration are (i) the Prospectus, dated [_____], 2017 (the “Prospectus”), (ii) the Instructions for Use of GlyEco, Inc. Subscription Rights Certificates relating to the offering (the “Rights Offering”) by GlyEco, Inc. (the “Company”) of shares of its common stock, par value $0.0001 per share (the “Common Stock”), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of Common Stock at the close of business on June 16, 2017 (the “Record Date”) and (iii) the Beneficial Owner Election. The Rights are described in the Company’s Prospectus.

In the Rights Offering, the Company is offering an aggregate of 40,000,000 shares of its Common Stock (the “Underlying Shares”) pursuant to the Prospectus. The Rights will expire, if not exercised, by 5:00 p.m., New York City time, on [_____], 20171, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, you will receive one Right for every one (1) share of Common Stock carried by us in your account as of the Record Date, subject to adjustments to eliminate fractional rights.

Each whole Right will allow you to subscribe for 0.3067 share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $0.08 per share (the “Subscription Price”). Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering. Fractional Rights will be rounded down to the nearest whole number. As an example, if you owned 100 shares of Common Stock as of the Record Date, you would receive 100 Rights pursuant to your Basic Subscription Privilege, and you would have the right to purchase 30 shares of Common Stock in the Rights Offering pursuant to your Basic Subscription Privilege.

In addition, each holder of Rights who exercises his Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”), at the same Subscription Price of $0.08 per share, for additional shares of Common Stock up to the number of shares for which such holder subscribed under his Basic Subscription Privilege on a pro rata basis if any shares are not purchased by other holders of subscription rights under their Basic Subscription Privileges as of 5:00 p.m., New York City time, on the Expiration Date (the “Excess Shares”). “Pro rata” means in proportion to the number of shares of Common Stock that all holders of Rights who have fully exercised their Basic Subscription Privileges on their Common Stock holdings have requested to purchase pursuant to the Over-Subscription Privilege. Each holder of Rights may exercise his Over-Subscription Privilege only if he exercised his Rights under the Basic Subscription Privilege in full and other holders of Rights do not exercise their Rights under the Basic Subscription Privilege in full. If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Privileges. For the purposes of determining their eligibility for the Over-Subscription Privilege, holders will be deemed to have exercised their Rights under the Basic Subscription Privilege in full if they subscribe for the maximum number of whole Underlying Shares available under their Basic Subscription Privilege. See “The Rights Offering—Subscription Rights” in the Prospectus.

1  A date that is four weeks from the date of effectiveness of the Registration Statement.

The Rights are evidenced by Rights certificates (the “Subscription Rights Certificates”). Rights may not be sold, transferred or assigned; provided, however, that Rights are transferable by operation of law (for example, a transfer of Rights to the estate of a recipient upon the recipient’s death).

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised your Rights under the Basic Subscription Privilege and the Over-Subscription Privilege, such exercise may not be revoked.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by timely completing, executing and returning to us the instruction form attached to this letter.

With respect to any instructions to exercise (or not to exercise) Rights, the enclosed Beneficial Owner Election must be completed and returned such that it will be actually received by us by 5:00 p.m., New York City time, on [_____], 2017, the last business day prior to the scheduled expiration date of the Rights Offering on [_______], 2017 (which may be extended by the Company in its sole discretion).

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO OLDE MONMOUTH STOCK TRANSFER CO., INC., THE RIGHTS AGENT, AT THE FOLLOWING TELEPHONE NUMBER: (732) 872-2727.